                                                                    EXHIBIT 3(c)

                            CERTIFICATE OF AMENDMENT

                          AMENDED AND RESTATED BY-LAWS
                        CITATION COMPUTER SYSTEMS, INC.


         The undersigned Chairman of the Board and Secretary of CITATION Computer Systems, Inc. (the "CORPORATION") hereby certifies that the following resolution amending the Amended and Restated By-laws of the Corporation (as previously adopted on April 24, 1992, and as previously amended in certain other respects) was duly adopted by its Board of Directors at a regular meeting held on June 22, 1998:

         BE IT RESOLVED that Section 2 of Article III of the By-laws of the Corporation is hereby amended to read in its entirety as follows:

                  Section 2. Annual Meeting. An annual meeting of the shareholders shall be held on such day in the months of July through December each year, and at such times of day, as shall be determined by the Board of Directors, at which time the shareholders shall elect directors to succeed those whose terms expire and transact such other business as may properly come before the meeting.

         The undersigned hereby further certifies that the following amendment has not been changed or revoked and is in full force and effect as of the date hereof.

         IN WITNESS WHEREOF, this Certificate was executed as of the 15th day of July, 1998.


                                       CITATION COMPUTER SYSTEMS, INC.


                                       By /s/ Robert Copper
                                         ---------------------------------------
                                         J. Robert Copper, Chairman of the
                                         Board


                                       By /s/ Richard D. Neece
                                         ---------------------------------------
                                         Richard D. Neece, Secretary